March 30, 2003


Mr. Rick Snow
3251 Michele Ruelle
Cuyahoga Falls, OH  44223


RE:  Employment by Obsidian Enterprises, Inc.

Dear Rick,

     This letter is to confirm the intentions of Obsidian Enterprises, Inc., ("Obsidian") to employ you in the capacity of Chief Financial Officer of Obsidian. It is my understanding that you will be available to commence work for us on March 30, 2003. It is our intention that your terms of employment are as follows:

     1. Your annual salary, paid monthly, will initially be $50,000. There shall be an increase to $75,000 per year upon completion of your move to Indianapolis with your family. You will be entitled to a performance review on an annual basis, twelve months (12) after the date you commence employment with us.
     2. Obsidian will provide relocation assistance to Indianapolis, including costs of moving personal items and possible short-term assistance with securing a mortgage.
     3.   You will be reimbursed for a cellular phone and a car with expenses.
     4. You will receive the standard benefits of an Obsidian employee including full health benefits at no cost to you.
     5.   You will immediately receive a total of three weeks paid vacation.
     6. You will also be entitled to participate in the Obsidian Stock Plan on a discretionary basis.
     7.   Your duties shall include, but not be limited to, the following:
          a) Oversee preparation of all financial statements, SEC related filings, and banking compliance statements.
          b) Control cash management for Obsidian and Fair Finance and all related parties.
          c) Interface with all corporate banking relationships, specifically with regard to current and future refinancings, covenant compliance, etc.
          d) All duties normally delegated to the Chief Financial Officer of a publicly traded company.
     8. Further, Timothy S. Durham personally grants you the option to purchase up to $50,000 at his cost of his interest in Obsidian Capital Partners, L.P. This option is approximately equal to a cost of 8.3 cents per common share of Obsidian Enterprises. This option is vested upon your employment and will expire five years from the date of employment.

     If you accept the terms of employment as set forth in this letter, please return a copy of this letter, signed by you on the line provided below.

                                            Very truly yours,

                                            OBSIDIAN ENTERPRISES, INC.


                                            /s/ Timothy S. Durham
                                            ------------------------------------
                                            Timothy S. Durham, Chairman & CEO

     I have read the above letter and agree to accept employment with Obsidian Enterprises, Inc. in accordance with its terms.

                                            /s/ Rick Snow
                                            ------------------------------------
                                            Rick Snow